CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

As an independent Certified Public Accountant, I hereby consent to the inclusion of our audit report on the financial statements of Cybermesh International Corp. for the years ended May 31, 2010 and 2009 in the Form 10-K for that company for the year ended May 31, 2010 .

/s/ Robert G. Jeffrey --------------------- Robert G. Jeffrey

Wayne, New Jersey 07470 September 13, 2010

CONSENT - CYBERMESH